UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 17)


                             Winn-Dixie Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   974280 10 9
               --------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]       Rule 13d-1(b)

        [ ]       Rule 13d-1(c)

        [X]       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) D.D.I.,
       Inc.
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a) [X]
                                                                                (b) [ ]
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            40,787,332
     SHARES       -------------------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY             -0-
      EACH        -------------------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON              40,787,332
      WITH        -------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         -0-
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       40,787,332
-------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)    [ ]
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       28.7%
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO
-------------------------------------------------------------------------------------------


                               Page 2 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               D.D.I., Inc.


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               4310 Pablo Oaks Court, Jacksonville, FL 32224


  Item 2(c).   Citizenship:

               Florida - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A


  Item 4.      Ownership

               The following ownership information is provided as of December 31, 2004. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

               (a)    Amount Beneficially Owned:  40,787,332

               (b)    Percent of Class:  28.7%



                               Page 3 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


        (c)    Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

                 40,787,332

               (ii) shared power to vote or to direct the vote:

                 -0-

               (iii) sole power to dispose or to direct the disposition of:

                 40,787,332

              (iv) shared power to dispose or to direct the disposition of:

                -0-


  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A


  Item 6.      Ownership of More than Five Percent on Behalf of Another
               Person.

               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A


  Item 8.      Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.

  Item 9.      Notice of Dissolution of Group.

               N/A


  Item 10.     Certification.

               N/A


                               Page 4 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------



                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      ----------------------------------
      Date


      By:  /s/ E. Ellis Zahra, Jr.
         --------------------------------
       [Signature]

      D.D.I., Inc.
      E. Ellis Zahra, Jr., President
      -----------------------------------
      [Name/Title]




                               Page 5 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Davis
       Family Irrevocable Term Trust
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a) [X]
                                                                                (b) [ ]
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            49,262,144
     SHARES       -------------------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY             -0-
      EACH        -------------------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON              49,262,144
      WITH        -------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         -0-
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       49,262,144
-------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)   [ ]
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       34.7%
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       OO
-------------------------------------------------------------------------------------------


                               Page 6 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               Davis Family Irrevocable Term Trust


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               4310 Pablo Oaks Court, Jacksonville, FL 32224


  Item 2(c).   Citizenship:

               Florida - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A

  Item 4.      Ownership


               The following ownership information is provided as of December 31, 2004. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

               (a)  Amount Beneficially Owned: 49,262,144
               (b)  Percent of Class:  34.7%


                               Page 7 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                       49,262,144

                   (ii) shared power to vote or to direct the vote:

                       -0-

                   (iii) sole power to dispose or to direct the disposition of:

                       49,262,144

                   (iv) shared power to dispose or to direct the disposition of:

                       -0-

  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A

  Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A


  Item  8.     Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.


  Item 9.      Notice of Dissolution of Group.

               N/A


  Item 10.     Certification.

               N/A


                               Page 8 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------



                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      -----------------------------------
      Date


      By:  /s/ Scott A. Oko
         ----------------------------------
      [Signature]

      Davis Family Irrevocable Term Trust
      Scott A. Oko, Trustee
      ------------------------------------
      [Name/Title]



                               Page 9 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Scott A.
       Oko
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a)  [X]
                                                                                (b)  [ ]
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            49,262,510
     SHARES       -------------------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY             -0-
      EACH        -------------------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON              49,262,510
      WITH        -------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         -0-
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       49,262,510
-------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)  [ ]
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       34.7%
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
-------------------------------------------------------------------------------------------


                               Page 10 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               Scott A. Oko


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               4310 Pablo Oaks Court, Jacksonville, FL 32224


  Item 2(c).   Citizenship:

               Florida - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A

  Item 4.      Ownership


               The following ownership information is provided as of December 31, 2004. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

               (a)  Amount Beneficially Owned: 49,262,510

               (b)  Percent of Class:  34.7%



                               Page 11 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                         49,262,510

                   (ii) shared power to vote or to direct the vote:

                         -0-

                   (iii) sole power to dispose or to direct the disposition of:

                         49,262,510

                   (iv) shared power to dispose or to direct the disposition of:

                         -0-


  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A


  Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A


  Item 8.      Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.


  Item 9.      Notice of Dissolution of Group.

               N/A


  Item 10.     Certification.

               N/A



                               Page 12 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      -----------------------------------
      Date


        /s/ Scott A. Oko
      -----------------------------------
       [Signature]


      Scott A. Oko
      ----------------------------------
      [Name/Title]

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) T. Wayne
       Davis
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a) [X]
                                                                                (b) [ ]
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            232,941
     SHARES       -------------------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY             40,811,332
      EACH        -------------------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON              232,941
      WITH        -------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         40,811,332
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,044,273
-------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)  [ ]
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       28.9%
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
-------------------------------------------------------------------------------------------


                               Page 14 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               T. Wayne Davis


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               1910 San Marco Blvd., Jacksonville, FL 32207


  Item 2(c).   Citizenship:

               Florida - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A


  Item 4.      Ownership

               The following ownership information is provided as of December 31, 2004. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

               (a)    Amount Beneficially Owned:  41,044,273

               (b)    Percent of Class:  28.9%


                               Page 15 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                         232,941

                   (ii) shared power to vote or to direct the vote:

                         40,811,332

                   (iii) sole power to dispose or to direct the disposition of:

                         232,941

                   (iv) shared power to dispose or to direct the disposition of:

                         40,811,332


  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A


  Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A

  Item 8.      Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.

  Item 9.      Notice of Dissolution of Group.

               N/A


  Item 10.     Certification.

               N/A


                               Page 16 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      -----------------------------------
      Date


      By:  /s/ H. J. Skelton
      -----------------------------------
      [Signature]

      T. Wayne Davis, Director
      By: H. J. Skelton, Attorney-in-Fact
      -----------------------------------
      [Name/Title]



                               Page 17 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) A. Dano
       Davis
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a) [X]
                                                                                (b) [ ]
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            4,978,816
     SHARES       -------------------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY             42,808,234
      EACH        -------------------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON              4,978,816
      WITH        -------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         42,808,234
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       47,787,050
-------------------------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       33.6%
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
-------------------------------------------------------------------------------------------


                               Page 18 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               A. Dano Davis


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               4310 Pablo Oaks Court, Jacksonville, FL 32224


  Item 2(c).   Citizenship:

               Florida - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A


  Item 4.      Ownership

               The following ownership information is provided as of December 31, 2004. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

               (a)    Amount Beneficially Owned:  47,787,050

               (b)    Percent of Class:  33.6%


                               Page 19 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                        4,978,816

                   (ii) shared power to vote or to direct the vote:

                        42,808,234

                   (iii) sole power to dispose or to direct the disposition of:

                        4,978,816

                   (iv) shared power to dispose or to direct the disposition of:

                        42,808,234


  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A


  Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A


  Item 8.      Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.


  Item 9.      Notice of Dissolution of Group.

               N/A


  Item 10.    Certification.

               N/A



                               Page 20 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------



                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      -----------------------------------
      Date


      By:  /s/ H. J. Skelton
      -----------------------------------
      [Signature]

      A. Dano Davis
      By: H. J. Skelton, Attorney-in-Fact
      -----------------------------------
      [Name/Title]



                               Page 21 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charles P.
       Stephens
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a) [X]
                                                                                (b)
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Georgia - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            174,699
     SHARES       -------------------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY             41,577,857
      EACH        -------------------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
     PERSON              174,699
      WITH        -------------------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         41,577,857
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       41,752,556
-------------------------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       29.4 %
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
-------------------------------------------------------------------------------------------


                               Page 22 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               Charles P. Stephens


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               P O Box 2100, Peachtree City, GA 30269


  Item 2(c).   Citizenship:

               Georgia - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A


  Item 4.      Ownership

               The following ownership information is provided as of December31, 2004. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

               (a)    Amount Beneficially Owned:  41,752,556

               (b)    Percent of Class:  29.4%



                              Page 23 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


               (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                       174,699

                  (ii) shared power to vote or to direct the vote:

                       41,577,857

                  (iii) sole power to dispose or to direct the disposition of:

                       174,699

                  (iv) shared power to dispose or to direct the disposition of:

                       41,577,857


  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A


  Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A


  Item 8.      Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.


  Item 9.      Notice of Dissolution of Group.

               N/A


  Item 10.     Certification.
               N/A


                               Page 24 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------




                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      -----------------------------------
      Date


      By:  /s/ H. J. Skelton
      -----------------------------------
      [Signature]

      Charles P. Stephens, Director
      By:  H. J. Skelton, Attorney-in-Fact
      -----------------------------------
      [Name/Title]


                               Page 25 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------

===========================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Robert D.
       Davis
-------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)      (a) [x]
                                                                                (b) [ ]
-------------------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida - United States
-------------------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF            0
     SHARES      -------------------------------------------------------------------------
  BENEFICIALLY     6    SHARED VOTING POWER
    OWNED BY            40,787,332
      EACH       -------------------------------------------------------------------------
    REPORTING      7    SOLE DISPOSITIVE POWER
     PERSON             0
      WITH       -------------------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        40,787,332
-------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       40,787,332
-------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS) [ ]
       None Excluded
-------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       28.7 %
-------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
-------------------------------------------------------------------------------------------



                              Page 26 of 28 Pagees

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


  Item 1(a).   Name of Issuer:

               Winn-Dixie Stores, Inc.


  Item 1(b).   Address of Issuer's Principal Executive Offices:

               5050 Edgewood Ct., Jacksonville, FL 32254-3699


  Item 2(a).   Name of Person Filing:

               Robert D. Davis


  Item 2(b).   Address of Principal Business Office or, if none, Residence:

               4310 Pablo Oaks Court, Jacksonville, FL 32224


  Item 2(c).   Citizenship:

               Florida - United States


  Item 2(d).   Title of Class of Securities:

               Common Stock


  Item 2(e).   CUSIP Number:

               974280 10 9


  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               N/A


  Item 4.      Ownership

               The following ownership information is provided as of December 31, 2004. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

               (a)    Amount Beneficially Owned:  40,787,332

               (b)    Percent of Class:  28.7%


                               Page 27 of 29 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------


               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                        0

                   (ii) shared power to vote or to direct the vote:

                        40,787,332

                   (iii) sole power to dispose or to direct the disposition of:

                        0

                   (iv) shared power to dispose or to direct the disposition of:

                        40,787,332

  Item 5.      Ownership of Five Percent or Less of a Class.

               N/A


  Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               N/A


  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A


  Item 8.      Identification and Classification of Members of the Group.

               See Exhibit I for the identity of the group members filing this schedule.


  Item 9.      Notice of Dissolution of Group.

               N/A

  Item 10.     Certification.

               N/A


                               Page 27 of 28 Pages

-------------------------------------
CUSIP No. 974280 10 9
-------------------------------------




                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        February 14, 2005
      -----------------------------------
      Date


        /s/ Robert D. Davis
      -----------------------------------
       [Signature]

        Robert D. Davis
      -----------------------------------
      [Name/Title]



                               Page 28 of 28 Pages